Exhibit 99.1
FOR IMMEDIATE RELEASE
Company Contacts:

Andrew R. Speaker President & CEO Mercer Insurance Group, Inc. (609) 737-0426	David B. Merclean Senior Vice President & CFO Mercer Insurance Group, Inc. (609) 737-0426
Mercer Insurance Group, Inc. Announces 1st Quarter 2006 Earnings
Pennington, New Jersey, May 1, 2006 — Mercer Insurance Group, Inc. (Nasdaq: MIGP) today reported its operating results for the quarter ended March 31, 2006. Mercer Insurance Group, Inc. (the Company) is licensed to offer commercial and personal lines of insurance to businesses and individuals in twenty-two states through its insurance subsidiaries, Mercer Insurance Company, Mercer Insurance Company of New Jersey, Inc., Financial Pacific Insurance Company and Franklin Insurance Company.
The Company acquired Financial Pacific Insurance Group, Inc. on October 1, 2005, and it is included accordingly in the Company’s 2006 consolidated financial statements. Consequently, comparisons of the Company’s current quarter with the comparable 2005 quarter must take into account the impact of the acquisition on the 2006 Consolidated Statement of Income in order to make meaningful comparisons. Financial Pacific is a specialty writer of commercial lines with the majority of its writings in four western states, and provides insurance to commercial accounts mostly in the contractor, manufacturing, retail, services and wholesaling businesses.
In the quarter ended March 31, 2006, the Company reported net income, determined under U.S. generally accepted accounting principles (GAAP), of $2.7 million, or $0.43 per diluted share, which was an increase of $1.7 million over the prior year quarter’s net income of $993,000, or $0.16 per diluted share. After-tax realized investment gains included in net income for the current quarter were $203,000, or $0.03 per diluted share, as compared to less than $0.01 per diluted share in the same period in the prior year. Operating income (a non-GAAP measure defined as net income less after-tax realized gains or losses) in the first quarter of 2006 was $2.4 million, or $0.40 per diluted share, as compared to $981,000, or $0.16 per diluted share, in the same quarter of 2005. The Company’s GAAP combined ratio for the first quarter of 2006 was 96.4%, as compared to 96.5% for the same quarter in 2005.
Revenues for the first quarter of 2006 were $36.4 million, an increase of $20.4 million over the 2005 first quarter revenue of $16.0 million. Net premiums earned for the quarter were $33.5 million, an $18.4 million increase over net premiums earned of $15.1 million in the same period of 2005. Net investment income increased $1.3 million to $2.1 million for the quarter, as compared to $743,000 in the comparable period in 2005.

Andrew R. Speaker, Mercer’s President and CEO said “we are pleased with the first quarter 2006 results, which reflect the continued integration of the Financial Pacific Insurance Group business, and our disciplined underwriting approach. The first quarter of the year can often be our most challenging, and we are pleased that we experienced a more modest level of unusual weather-related losses than has been the case in some recent years, and that our casualty business had no unusual frequency or severity reflected in its losses. The integration of our West Coast operations has further advanced our goals of geographic diversification, greater focus on our commercial lines business, and the creation of a more balanced property and casualty mix of business, all of which is reflected in the first quarter earnings.”
Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward- looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Mercer Insurance Group, Inc. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Mercer Insurance Group, Inc. will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Mercer Insurance Group, Inc. depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

Consolidated Statements of Income
(in thousands, except per share and share data)

	Quarter Ended
	March 31,
	2006	2005
	(unaudited)	(unaudited)
Net premiums earned	$33,537	$15,113
Investment income, net of investment expenses	2,091	743
Realized investment gains	307	18
Other revenue	491	86
Total revenue	36,426	15,960

Losses and loss adjustment expenses	20,646	7,723
Amortization of deferred policy acquisition costs	5,508	3,899
Other expenses	6,218	2,958
Interest expense	298
Total expenses	32,670	14,580

Income before income taxes	3,756	1,380
Income taxes	1,106	387

Net income	$2,650	$993

Net income per common share:
Basic	$0.44	$0.17
Diluted	$0.43	$0.16

Weighted average number of shares outstanding:
Basic	5,969,780	6,003,473
Diluted	6,100,889	6,249,326

Supplementary Financial Data

Net written premiums	$39,695	$13,161

Book value per common share	$17.55	$16.56

GAAP combined ratio	96.4%	96.5%

Consolidated Balance Sheet
(in thousands, except share amounts)

	March 31, 2006	December 31, 2005
	(unaudited)
ASSETS
Investments, at fair value:
Fixed income securities, available-for sale	$222,736	$229,129
Equity securities, at fair value	16,553	14,981
Short-term investments, at cost, which approximates fair value	19,617	4,289
Total investments	258,906	248,399

Cash and cash equivalents	22,766	20,677
Premiums receivable	38,267	37,497
Reinsurance receivable	87,453	79,214
Prepaid reinsurance premiums	15,000	21,554
Deferred policy acquisition costs	14,271	10,789
Accrued investment income	2,427	2,625
Property and equipment, net	11,879	11,720
Deferred income taxes	5,178	3,588
Goodwill	5,633	5,633
Other assets	4,037	5,002
Total assets	$465,817	$446,698

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Losses and loss adjustment expenses	$222,808	$211,679
Unearned premiums	78,586	78,982
Accounts payable and accrued expenses	9,666	13,761
Other reinsurance balances	20,303	18,574
Trust preferred securities	15,529	15,525
Advances under line of credit	3,000	3,000
Other liabilities	11,006	1,778
Total liabilities	$360,898	$343,299

Stockholders’ Equity:
Preferred Stock, no par value, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Common stock, no par value, authorized 15,000,000 shares, issued 7,068,233 and 7,068,233 shares, outstanding 6,478,976 and 6,463,538 shares	—	—
Additional paid-in capital	$66,787	$67,973
Accumulated other comprehensive income	1,099	2,851
Retained earnings	47,546	44,896
Unearned restricted stock compensation	—	(1,654)
Unearned ESOP shares	(4,229)	(4,383)
Treasury Stock, 501,563 and 501,563 shares	(6,284)	(6,284)
Total stockholders’ equity	104,919	103,399
Total liabilities and stockholders’ equity	$465,817	$446,698